Exhibit 10.1

AGREEMENT

FOR PURCHASE AND SALE

OF ASSETS

BY AND BETWEEN

FOREST OIL CORPORATION

As Seller,

AND

TEXAS PETROLEUM INVESTMENT COMPANY

As Purchaser,

Dated as of October 11, 2012

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AGREEMENT FOR PURCHASE

AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (the “Agreement”), dated as of October 11, 2012, is made and entered into by and among Forest Oil Corporation, a New York corporation, (“Seller”), and Texas Petroleum Investment Company, a Texas corporation (“Purchaser”).

RECITALS

A.                                   Seller desires to sell to Purchaser the assets, properties and rights hereinafter described upon the terms and subject to the conditions, exceptions and reservations hereinafter set forth;

B.                                     Purchaser desires to purchase from Seller such assets, properties and rights as hereinafter set forth upon the terms and subject to the conditions, exceptions and reservations hereinafter set forth; and

C.                                     In consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, Seller and Purchaser, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1                                      Purchase and Sale.

Subject to the provisions of this Agreement, Seller agrees to sell and convey at the Closing (as defined in Section 11.1), and Purchaser agrees to purchase and accept at the Closing, such conveyance to be effective for all purposes as of 7:00 a.m. at the location of each of the respective Assets on August 1, 2012 (the “Effective Time”), all of the following, less and except the Excluded Assets (as hereinafter defined), which shall be herein referred to collectively as the “Assets”.

Section 1.2                                      Assets.

The Assets shall mean the following:

(a)                                  all right, title and interest of Seller in and to all oil and gas leases, other similar leases, mineral servitude interests, royalties, and overriding royalties, whether producing or non-producing, as described on Schedule A-1 attached hereto (the “Leases”), and any other oil, gas or other mineral rights and interests of any type in (including without limitation, surface interests and fee lands), on or under or relating to the lands also described on Schedule A-1 (the “Land”), and including any and all right, title and interest of Seller in and to the oil, gas and other hydrocarbons and other products produced in association therewith in, on or under any of the foregoing, and all oil and gas wells and injection and disposal wells located on any of the foregoing, or used or useful in connection therewith, or on lands pooled or unitized therewith, including, without limitation, the wells described in Schedule A-2 attached hereto (the “Wells”);

(b)                                 all right, title and interest of Seller in, to and under or derived from all presently existing or proposed unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created or to be created thereby (including, but not limited to, all units formed or to be formed under orders, regulations, rules or other official actions of any federal, state or other governmental agency having jurisdiction) described in Schedule A-3 attached hereto to the extent that they relate to or affect any of the properties and interests of Seller described or referred to in subsection (a) of this Section 1.2 (“Unit Agreements”), or the production of oil, gas and other hydrocarbons and other products produced in association therewith attributable to said properties and interests;

(c)                                  subject to any and all applicable consents to assign and other limitations on Seller’s rights to assign, all right, title and interest of Seller in, to and under or derived from all presently existing and effective oil, gas liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts described in Schedule A-3 attached hereto to the extent that they relate to any of the properties and interests of Seller described or referred to in subsection (a) of this Section 1.2 (“Product Sales and Transportation Agreements”), operating agreements, joint venture agreements, farmout agreements, partnership agreements, settlement agreements and all other agreements and instruments described in Schedule A-3 attached hereto to the extent that they relate to any of the properties and interests of Seller described or referred to in subsection (a) of this Section 1.2 (“Operating Agreements”);

(d)                                 all right, title and interest of Seller in or to all personal property, fixtures, equipment leases, improvements, and other personal property, whether real, personal, or mixed (including, but not limited to, well equipment, casing, tubing, tanks, rods, tank batteries, boilers, buildings, pumps, motors, machinery, injection facilities, disposal facilities, field separators and liquid extractors, compressors, pipelines, gathering systems, docking facilities, air service facilities, helicopter facilities, power lines, telephone and telegraph lines, roads, and field processing plants, field offices and office furnishings related thereto, field office leases, equipment leases, boats and vehicles (except those listed on Schedule 1.3), trailers, and all other appurtenances thereunto belonging), (the “Equipment”) and in and to all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights, to the extent now being used or proposed to be used in connection with the exploration, development, operation or maintenance of the properties and interests described in subsections (a), (b) and (c) of this Section 1.2, or now being used or proposed to be used in connection with the producing, treating, processing, storing, gathering, transporting or marketing of oil, gas and other hydrocarbons and other products produced in association therewith attributable to such properties or interests, and all contract rights (including rights under leases to third parties) related thereto (the “Easements”) and in and to all natural gas, crude oil, condensate or other products produced from the properties described or referred to in subsection (a) of this Section 1.2 placed into storage or into pipelines (the “Products”);

(e)                                  all of Seller’s right, title and interest in and to any production imbalances or balancing agreements relating to any of the Leases or otherwise arising by virtue of the fact that Seller may not have taken or marketed its full share of oil, gas and other hydrocarbons and other products produced in association therewith attributable to its ownership prior to the Effective Time;

(f)                                    subject to the provisions of Section 1.3, all of Seller’s right, title and interest in and to all causes of action, judgments, pending litigation, claims and demands set forth on Schedule C; and

(g)                                 copies of all accounting records related to periods of time from and after the Effective Time, books and files relating to any of the foregoing matters set forth in this Section 1.2 including, without limitation, all production records, operating records, correspondence, lease records, well records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells), contracts, electric logs, core data, pressure data, decline curves, graphical production curves, and a non-exclusive license to all geophysical data owned by Seller (collectively, the “Records”); provided, however, that the Records shall not include payroll and personnel records and any geophysical and interpretive data or reports and shall not include any Records that Seller is not contractually permitted to assign; and provided, further, that Seller shall be entitled to retain copies of all accounting records and other files that Seller reasonably believes it will need access to for future audit, tax, or reporting requirements.

Section 1.3                                      Excluded Assets.

Seller shall reserve and retain all of the Excluded Assets.  “Excluded Assets” shall mean:

(a)                                  all of Seller’s corporate minute books, accounting and financial records, and other business records that relate to Seller’s business generally (including the ownership of the Assets);

(b)                                 all trade credits, all accounts, suspended funds not otherwise specifically accounted for pursuant to Section 8.5, below, receivables (including without limitation, from the results of audits, judgments, or settlements), and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)                                  all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Time;

(d)                                 all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(e)                                  all claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes or (iii) any taxes attributable to the Excluded Assets;

(f)                                    all personal computers and associated peripherals and all radio and telephone equipment;

(g)                                 all of Seller’s computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(h)                                 all documents and instruments of Seller that may be protected by an attorney-client privilege;

(i)                                     all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties;

(j)                                     all hedging transactions and gains or losses attributable to any hedging activities, whether occurring before or after the Effective Time;

(k)                                  all correspondence, reports, analyses and other documents relating to the Assets or the transaction contemplated hereby (including without limitation, environmental reports and analyses), whether internal, with or produced by other prospective purchasers, produced by consultants or other third parties or otherwise, and

(l)                                     the assets and liabilities listed on Schedule 1.3.

ARTICLE II

PURCHASE PRICE

Section 2.1                                      Purchase Price.

The aggregate purchase price payable by Purchaser to Seller for the Assets shall be two hundred twenty million Dollars ($220,000,000.00) (the “Preliminary Purchase Price”), subject to adjustment as set forth in Section 2.4 below.

Section 2.2                                      Performance Deposit.

Upon execution of this Agreement, Purchaser shall pay to Seller by wire transfer a deposit in the amount of eleven million Dollars ($11,000,000.00) (“Performance Deposit”) to be held by Seller in accordance with this Agreement.  In the event that the transactions contemplated by this Agreement are consummated, the Performance Deposit shall be applied to the Purchase Price as set forth in Section 2.5(b) below.  In the event this Agreement is terminated, the Performance Deposit plus any interest earned thereon shall be applied in accordance with the provisions of Article X.  The Performance Deposit shall not be considered earnest money.

Section 2.3                                      Allocation of the Purchase Price.

The Preliminary Purchase Price shall be allocated among the Leases and equipment included in the Assets in accordance with the allocations set forth on Schedule B.  Any adjustments to the purchase price under Section 2.4 shall correspondingly (as appropriate) adjust the allocations set forth on Schedule B.

Section 2.4                                      Adjustment to Purchase Price.

The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the “Final Purchase Price”:

(a)                                  The Preliminary Purchase Price shall be adjusted upward by the following (on an accrual basis and on a sales, not an entitlement, method of accounting):

(i)                                     The amount of all capital expenditures (net to Seller’s interest) incurred and paid by Seller during the period from the Effective Time to the Closing Date (“Adjustment Period”) in respect of the ownership and operation of the Assets;

(ii)                                  The amount of all operating costs incurred and paid by Seller (excluding amounts paid in connection with the transactions contemplated by this Agreement) in respect of the ownership and operation of the Assets during the Adjustment Period;

(iii)                               The value (determined by the price most recently paid prior to the Effective Time for such oil less all applicable deductions) of all oil in storage above the wellhead as of the Effective Time which is credited to the Assets, less applicable production taxes, royalty and other burdens on the production payable on such oil and subsequently paid by Seller, the amount of oil in storage as of the Effective Time to be based on gauge reports to the extent available or on alternative methods to be agreed by the parties;

(iv)                              The amount of underproduced volumes of gas attributable to Seller as of the Effective Time, multiplied by a price of $2.00/Mcf for such production (net of royalties and taxes) in each case to the extent provided by existing balancing and other agreements affecting the Assets;

(v)                                  Interest on the net cash flow during the Adjustment Period at the rate of three and one-half percent (3.5%) per year; and

(vi)                              The amount of any Defect Adjustment which is a net increase in the value of an Asset, as defined in Section 3.4(b).

(b)                                 The Preliminary Purchase Price shall be adjusted downward by the following (on an accrual basis and on a sales, not an entitlement, method of accounting):

(i)                                     Amounts received by Seller for the sale of oil, gas, liquids or other associated minerals produced during the Adjustment Period (net of any production royalties, transportation costs and of any production, severance or sales taxes paid or to be paid by Seller), and all other amounts received or to be received by Seller relating to the ownership and operation of the Assets during the Adjustment Period, amounts attributable to prepayments, cash calls, advance payments, gas transportation, take or pay payments and similar payments;

(ii)                                  Amounts received by Seller for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets without Purchaser having received full payment therefor;

(iii)                               All amounts otherwise received by Seller and attributable to the ownership of the Assets during the Adjustment Period;

(iv)                              An amount equal to the value of the Assets set forth on Schedule B with respect to which preferential purchase rights have been exercised in accordance with Section 3.6;

(v)                                 The amount of any Defect Adjustment which is a net reduction in the value of an Asset, as defined in Section 3.4(b);

(vi)                              An amount equal to the value of any Casualty Loss as defined in Section 3.5;

(vii)                           The amount of overproduced volumes of gas attributable to Seller as of the Effective Time, multiplied by a price of $2.00/Mcf for such production (net of royalties and taxes) in each case to the extent provided by existing balancing and other agreements affecting the Assets; and

(viii)                        An amount equal to any adjustment set forth in Section 13.2(b);

(ix)                                Seller’s pro-rata share of taxes as determined by Section 8.3(c).

(c)                                  It is Seller’s and Purchaser’s intent that the adjustments under this Agreement to the Preliminary Purchase Price, and any components of such adjustments, shall not be applied or computed in a manner that results in duplicative effect.

Section 2.5                                      Payment and Calculation of Estimated Final Purchase Price; Payment at Closing.

(a)                                  Seller shall prepare and deliver to Purchaser, at least five “Business Days” (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to be closed) prior to the Closing Date, Seller’s estimate of the Final Purchase Price to be paid at Closing, (such estimated Final Purchase Price being herein referred to as the “Estimated Final Purchase Price”), together with a statement setting forth Seller’s estimate of the amount of each adjustment to the Preliminary Purchase Price to be made pursuant to Section 2.4.  The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.

(b)                                 At Closing, Purchaser shall pay to Seller the Estimated Final Purchase Price determined as set forth in this Section 2.5(a) less an amount equal to the Performance Deposit plus any interest earned thereon.

ARTICLE III

ASSET INSPECTION AND TITLE EXAMINATION

Section 3.1                                      Access to Records and Properties of Seller.

Between the date of this Agreement and Closing, Seller agrees, subject to Section 8.2, to give Purchaser and its representatives full access at all reasonable times to the Assets and to the

Records for inspection and copying at Purchaser’s expense at Seller’s office in Denver, Colorado.  To the extent records are kept or maintained by Seller in other locations, Seller agrees to make same available at such other locations.

Section 3.2                                      On-Site Tests and Inspections.

Seller shall permit or, in case of any third-party operated wells, use its commercially reasonable efforts to cause the operator thereof to permit, Purchaser’s authorized representatives to consult with Seller’s or third-party operator’s agents and employees during reasonable business hours and to conduct, at Purchaser’s sole risk and expense, on-site inspections, tests and inventories of the Assets.  Purchaser’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”), and at Seller’s discretion, shall be accompanied by Seller’s representative.  Purchaser shall furnish Seller, free of cost to Seller, a copy of any written report prepared by or for Purchaser related to any Site Assessment of the Properties as soon as reasonably possible after it is prepared.  All environmental reports prepared by or for Purchaser shall be maintained in strict confidence by Purchaser and shall be used by Purchaser solely in connection with the evaluation of the Properties or in any dispute with Seller involving the Properties.  Except as provided in the preceding sentence, if Closing does not occur, such reports shall not be disclosed to any other party, unless mandated by law.  If Closing does not occur, the foregoing obligation of confidentiality shall survive for five (5) years after the termination of this Agreement.

Section 3.3                                      Title Matters.

(a)                                  For the sole purpose of determining the existence of Title Defects prior to the Closing, Seller warrants that it owns Defensible Title (as defined in Section 3.3(b)) to the Leases except to the extent affected by the litigation described on Schedule C.

(b)                                 As used herein, the term “Defensible Title” to the Assets shall mean such title of Seller that:

(i)                                     is deducible of record either from the records of the applicable county or parish clerk and recorder or, in the case of federal leases, from the records of the applicable office of the Bureau of Land Management, or in the case of state leases, from the records of the applicable state land office, or from some combination of the foregoing official records;

(ii)                                  entitles Seller to receive not less than the net revenue interest (indicated by the letters “NRI”) of Seller set forth in Schedule B of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Leases throughout the life of such properties;

(iii)                               obligates Seller to bear costs and expenses relating to the maintenance, development and operation of the Leases in an amount not greater than the working interest (indicated by the letters “WI”) set forth in Schedule B throughout the life of such properties except to the extent such increase in working interest is accompanied by a proportionate increase in net revenue interest; and

(iv)                              is free and clear of encumbrances, liens and defects other than the Permitted Encumbrances.

(c)                                  The term “Permitted Encumbrances”, as used herein, shall mean:

(i)                                     lessors’ royalties, overriding royalties, and division orders and sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons, reversionary interests and similar burdens if and to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interest at any time in any property to less than the net revenue interest set forth in Schedule B:

(ii)                                  preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which prior to Closing;

(A)                               waivers or consents are obtained from the appropriate parties,

(B)                               the appropriate time period for asserting such rights has expired without an exercise of such rights, or

(C)                               arrangements can be made by Seller which are acceptable to Purchaser in order for Purchaser to receive the same economic and operational benefits as if all such waivers and consents had been obtained;

(iii)                               liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material and are being contested in good faith in the normal course of business;

(iv)                              all rights to approve, required notices to, filings with, or other actions by governmental or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

(v)                                 rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

(vi)                              easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, or the like; conditions, covenants or other restrictions; and easements for pipelines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets which individually, or in the aggregate, do not materially adversely affect the ownership, operation, value or use of the Assets, or any of them;

(vii)                           all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets (including, without limitation, liens of operators relating to obligations not yet due or pursuant to which Seller is not in default) that do not reduce the net revenue interest set forth in Schedule B, or do not prevent the receipt of proceeds of production therefrom, or do not increase the share of costs above the working interest set forth in Schedule B, or that are not such as materially interfere with or detract from the operation, value or use of any of the properties included within the Assets;

(viii)                        liens, if any, to be released at Closing in a form acceptable to Purchaser;

(ix)                              the terms and conditions of all Leases, agreements, orders, pooling or unitization agreements or declarations included in the Assets or to which the Assets are subject as long as same do not reduce the net revenue interests for the Assets listed in Schedule B or do not increase the working interests for the interests set forth in Schedule B; and

(x)                                 rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; and

(xi)                              Materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets

(A)                               if they have not been filed pursuant to law,

(B)                               if filed, they have not yet become due and payable or payment is being withheld as provided by law and Seller either indemnifies Purchaser or agrees to reduce the Preliminary Purchase Price for the amount claimed, or

(C)                               if their validity is being contested in good faith by appropriate action provided that Seller either indemnifies Purchaser or agrees to reduce the Preliminary Purchase Price for the amount claimed.

(d)                                 The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Leases and Wells (excluding Permitted Encumbrances) which would result in Seller not having Defensible Title.

Section 3.4                                    Defect Adjustments.

(a)                                 “Defective Interest(s)” shall mean that portion of the Assets (as determined in accordance with Section 3.4(c)) as to which the warranty stated in Section 3.3(a) is breached or that Purchaser is otherwise entitled under Sections 3.5 or 3.6 to treat as a Defective Interest, and of which Seller has been given written notice by Purchaser not later than five (5) Business Days before Closing or any later date specified in Section 3.6 for Defective Interests described in that Section (“Defective Interest Notice Date”).  Such written notice shall include

(i)            a description of the Defective Interest,

(ii)           the basis for the defect that Purchaser believes causes such Asset to be a Defective Interest,

(iii)          the Allocated Value of the affected Asset calculated in accordance with Section 3.4(c), and

(iv)          the amount by which Purchaser believes the Allocated Value of the affected Asset has been reduced by the Defective Interest;

provided however, that any Title Defect (or individual Title Benefit, as defined in Section 3.8) for which the Defect Adjustment, as determined in Section 3.4(c), below, is less than fifty thousand dollars ($50,000) shall not be a Defective Interest.  For purposes of determining Defect Adjustments pursuant to this Agreement, and without waiver of Purchaser’s rights under the conveyances of the Assets to be delivered at Closing, Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given written notice by the Defective Interest Notice Date.  Prior to Closing, Seller shall have the option, but not the obligation, to cure any Title Defect or other breach of title warranty for which timely notice is given.  If Purchaser desires to attempt to cure any Title Defect, Seller shall cooperate with Purchaser, prior to the Closing Date, in endeavoring to cure any such Title Defect.

(b)                                 Subject to Seller’s right to withdraw a Defective Interest from this transaction and adjust the Purchase Price accordingly, Defective Interests and Title Benefits shall be conveyed to Purchaser hereunder, and the Preliminary Purchase Price shall be reduced or increased, as the case may be, in accordance with Section 2.4 by an amount determined in accordance with Section 3.4(c) for such Defective Interests and Title Benefits (which net reduction or increase, as applicable, shall be called a “Defect Adjustment”) but only to the extent that the total amount of all Defect Adjustments exceeds one and one-half percent (1.5%) of the Preliminary Purchase Price, unless prior to the Closing, the basis for treating such Assets as Defective Interests has been removed in a manner satisfactory to Purchaser.  If Seller and Purchaser cannot agree to the amount of a Defect Adjustment for a specified Title Defect or Title Benefit, all information relating to the Defective Interest or Title Benefit shall be submitted to a title attorney chosen by mutual agreement of the parties, who shall have a minimum of ten (10) years’ experience in examining oil and gas titles, who shall, in good faith, determine the Defect Adjustment.

(c)                                  The value of each of the Leases and Wells for purposes of determining Purchase Price adjustments under this Section 3.4 (the “Allocated Value”) shall be determined in accordance with Schedule B which Schedule shall be mutually agreed upon by the parties.  The amount of the Defect Adjustment for a Defective Interest or Title Benefit shall be the Allocated Value thereof if the Defective Interest or Title Benefit constitutes the entire property given an Allocated Value.  If the amount of a Defect

Adjustment cannot be determined directly because the Defective Interests or Title Benefit constitute a property or interest included within, but not totally comprising, the Assets to which an Allocated Value is given, Purchaser and Seller shall proportionately reduce the Allocated Value to reflect the present or potential impact of the Title Defect or increase the Allocated Value to reflect the impact of the Title Benefit.  The amount of any Defect Adjustment shall reflect the anticipated reduction or increase of the Allocated Value for the affected property caused by the breach of title warranty or Title Benefit, taking into account the method for arriving at such Allocated Value, the legal and practical effect of the Title Defect or Title Benefit or other breach, the probability of adverse impact of the Title Defect or breach of title warranty on the use and enjoyment of the property interest affected, and the potential economic effect of the Title Defect or breach of title warranty or Title Benefit over the life of the property involved.

(d)                                 Notwithstanding any claimed Title Defect, Purchaser shall have the right at any time up to the Closing Date to waive any such claim, and purchase the affected property without reduction of the Purchase Price.

Section 3.5                                    Casualty Loss.

If, prior to the Closing, any portion of the Wells or related equipment is destroyed or impaired by fire or other casualty, Purchaser may elect:

(a)                                 to treat the Assets so affected by such destruction as Defective Interests in accordance with Section 3.4, or

(b)                                 to purchase such Assets notwithstanding any such destruction (without adjustment to the Preliminary Purchase Price therefor), in which case, Seller shall, at the Closing, pay to Purchaser all sums paid to Seller by third-parties (including insurance proceeds relating thereto) and assign to Purchaser all sums to which Seller is entitled, as the case may be, by reason of the destruction of such Wells and the underlying Assets to be assigned to Purchaser and shall assign, transfer and set over unto Purchaser all of the right, title and interest of Seller in and to any unpaid awards or other payments from third-parties arising out of the destruction of such Wells and the Assets to be assigned to Purchaser.

Prior to the Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction of such Wells and the underlying Assets without first obtaining the written consent of Purchaser.

Section 3.6                                    Identification of Additional Defective Interests.

(a)                                 If any preferential purchase right is exercised prior to or after the Closing, Purchaser may elect to treat that portion of the Assets affected by such preferential right as a Defective Interest.  If Seller receives notice of such exercise prior to Closing, Seller shall give Purchaser notice thereof in accordance with Section 3.4(a) prior to the Closing, in which event the property affected by such preferential purchase right shall be treated as a Defective Interest.  If Seller or Purchaser receive notice of such exercise after the Closing, the party receiving such notice shall promptly give notice to the other party, and Purchaser shall convey the affected property interest to the holder of the preferential purchase right upon receipt of the Allocated Value attributable thereto from such party.

(b)                                 If, prior to the Closing Date, Purchaser or Seller become aware of any suit, action or other proceeding before any court or government agency, other than those listed in Schedule C, that would result in loss or impairment of Seller’s title to any portion of the Assets, or a portion of the value thereof, Purchaser may elect to treat that portion of the Assets affected thereby as a Defective Interest by giving Seller notice thereof in accordance with Section 3.4(a) no later than the Closing Date, in which event the procedures specified in Section 3.4 shall apply to the property affected by such proceeding.

(c)                                  If with respect to any preferential purchase rights and required third-party consents to assignment and similar agreements, one or more of the conditions set forth in Section 3.3(c)(2) has not been met prior to the Closing, Purchaser may elect to treat that portion of the Assets affected thereby as a Defective Interest by giving Seller notice thereof in accordance with Section 3.4(a) no later than the Closing Date, in which event the procedures specified in Section 3.4 shall apply to the property affected by such third-party right.

Section 3.7                                    Termination Due to Title Matters and Conditions.

If, prior to Closing, the aggregate amount of the value of (a) all Defect Adjustments asserted in good faith under this Article III and (b) all adjustments for Conditions pursuant to Section 13.2(b)(i), equals or exceeds fifteen percent (15%) of the Preliminary Purchase Price, then either party, at its option exercised by the giving of written notice to the other party not later than the Closing, may elect to terminate this Agreement, in which event Seller and Purchaser shall be under no obligation to each other with regard to the purchase and sale of any of the Assets, such termination to be without liability to either party.  Failure of either party to give timely notice to the other party of an election to terminate this Agreement pursuant to this Section 3.7 shall be deemed an election not to terminate this Agreement.

Section 3.8                                    Title Benefits.

(a)                                 If a Party discovers any Title Benefit affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Defective Interest Notice Date.  Subject to Section 3.4(a), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 2.4(a)(vi) with respect to all Title Benefits, in an amount determined in accordance with Section 3.4(c).  For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Asset is greater than that set forth in Schedule B or Seller’s Working Interest in any Asset less than that set forth in Schedule B (without a corresponding decrease in the Net Revenue Interest). Any matters that may otherwise constitute Title Benefits, but of which Purchaser has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(b)                                 Subject to Section 3.4(a), the aggregate amount of undisputed Title Benefits shall be netted against the aggregate amount of undisputed Defect Adjustments prior to any adjustment of the Purchase Price at Closing pursuant to Section 2.4.

(c)                                  If with respect to a Title Benefit the Parties have not agreed on the amount of the upward Purchase Price adjustment or have not otherwise agreed on such amount prior to the Closing Date, Seller or Purchaser shall have the right to elect to have such Purchase Price adjustment determined pursuant to Section 3.4(b).  If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Purchaser at the Closing and, subject to Section 3.4(b), upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Purchaser to Seller or shall be netted against the aggregate amount of any disputed Title Defect Adjustments that also are determined after Closing.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as follows:

Section 4.1                                    Organization, Standing and Power.

Forest Oil Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified to carry on its business in each state identified in Schedule A where failure to so qualify would have a materially adverse effect upon its business or properties in such state.

Section 4.2                                    Authority and Enforceability.

The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, on the part of Seller.  This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles.  Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will

(a)                                 conflict with or result in a breach of any provision of Seller’s certificate of incorporation or bylaws,

(b)                                 except with respect to third-party consents or waivers required in connection with agreements and properties to be assigned pursuant to this Agreement (it being understood that Seller will make reasonable efforts to obtain such required consents or waivers) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which Seller or any of Seller’s properties or assets may be bound or,

(c)                                  violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to any Seller, or any Seller’s properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, except, in any of (a)-(c), where any such foregoing effect would not be likely to affect Purchaser’s ability to own, possess, control or enjoy the Assets.

Section 4.3                                    Claims Affecting the Assets.

Except as disclosed on Schedule C, to Seller’s knowledge there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Seller’s knowledge, threatened against or affecting the Assets.  Schedule C lists all actions, suits, claims, proceedings, agency enforcement actions or investigations pending affecting the Assets or the ownership or operation thereof to the knowledge of Seller.

Section 4.4                                    Claims Affecting the Sale.

Except as disclosed on Schedule C, to Seller’s knowledge there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Seller’s knowledge, threatened against Seller or any Affiliate of Seller which has affected or could affect Seller’s ability to consummate the transactions contemplated by this Agreement.  In this Agreement, “Affiliate” means any person or entity which controls, is controlled by or is under common control with, the subject person or entity.

Section 4.5                                    No Demands.

Except as disclosed on Schedule C, Seller has received no notice of any claimed defaults, offsets or cancellations from any lessors with respect to the Leases, and Seller has no knowledge of the existence of any default existing with respect to any of the Leases or any express or implied term of any Lease.

Section 4.6                                    Taxes.

To Seller’s knowledge all ad valorem, real property, personal property, production, severance, excise and other taxes applicable to the ownership and operation of the Assets prior to the Effective Time have been or will be duly and timely paid except as may be contested by Seller in good faith.

Section 4.7                                    Leases.

To the knowledge of Seller:

(a)                                 The Leases have been maintained according to their terms, in compliance with the agreements to which the Leases are subject; and

(b)                                 The Leases are presently in full force and effect; and all other oil and gas leases covering the Lands have expired and are no longer of any force or effect.

Section 4.8                                    Non-Foreign Representation.

Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Internal Revenue Code and Income Tax Regulations).

Section 4.9                                    Commitments for Expenditures.

Except as set forth on Schedule E there are no outstanding authorities for expenditures (AFE’s) which Seller has received from a third party operator, but to which Seller has not responded.

Section 4.10                             Bonds and other Surety.

Except as set forth on Schedule 4.10, Purchaser shall not be required to post or replace any bonds or other surety other than that routinely required by regulatory agencies in order to operate the Assets.

Section 4.11                             Brokers.

Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Purchaser shall have any responsibility whatsoever.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Section 5.1                                    Organization, Standing and Power.

Purchaser is a Texas corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is duly qualified to carry on its business in each state identified in Schedule A where the failure to so qualify would have a materially adverse effect on Purchaser’s business or properties in such state.

Section 5.2                                    Authority and Enforceability.

The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles.  Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will

(a)                                 conflict with or result in a breach of any provision of its certificate of incorporation or bylaws,

(b)                                 result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or by which it or any of its properties or assets may be bound or

(c)                                  violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement.

Section 5.3                                    Independent Evaluation.

Purchaser is knowledgeable and experienced in the evaluation, acquisition and operation of oil and gas properties.  Except as set forth in this Agreement, Purchaser acknowledges that Seller has made no representations or warranties as to the accuracy or completeness of such information, and, in entering into and performing this Agreement, Purchaser has relied and will rely solely upon its independent investigation of, and upon its own knowledge and experience and that of its advisors’ with respect to, the Assets and their value.

Section 5.4                                    Suits Affecting the Sale.

There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Purchaser’s - knowledge, threatened against Purchaser or any Affiliate of Purchaser which has affected or could materially affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5                                    Eligibility.

The Purchaser is eligible under all applicable laws and regulations to own the Assets, including, without limitation, the Leases.

Section 5.6                                    Financing.

Purchaser has the financial ability to purchase the Assets, and Closing of the transaction is not contingent upon obtaining financing.

ARTICLE VI

ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

Section 6.1                                    Assumption of Certain Liabilities and Obligations by Purchaser.

If the Closing occurs, (a) Purchaser assumes all obligations that are attributable to the Assets on or after the Effective Time including, but not limited to, any obligation for make-up gas according to the terms and conditions of the applicable gas contracts, and all obligations to properly plug and abandon all wells, pipelines and other facilities now or thereafter located on the Leases (regardless of whether any such obligation to plug and abandon is attributable to periods of time prior to or after the Effective Time) and restore the surface of the Leases in accordance with and to the extent required under applicable lease or other agreements and governmental (including environmental) laws, orders and regulations, and (b) Purchaser agrees to execute and deliver any specific assumption agreements, bonds, or other financial assurances, if any, required to effectuate the assumption of such obligations.

Section 6.2                                    Indemnification by Purchaser.

If the Closing occurs Purchaser agrees to release, indemnify, defend and hold harmless Seller, its agents and representatives from and against any and all suits, judgments, damages, claims, liabilities, losses, costs and expenses (including court costs and reasonable attorney’s fees)

(a)                                 that are attributable to the use, ownership and operation of the Assets arising and attributable to periods of time after the Closing Date (but including, the obligation to properly plug and abandon all wells now or hereafter located on the Leases regardless of when such obligation arose) and following the expiration of the period of Seller’s indemnification set forth below, for all periods of time before and after the Closing date, regardless of whether Seller, its agents and representatives were wholly or partially negligent or otherwise at fault,

(b)                                 that arise out of any breach by Purchaser of any representation, warranty, covenant or agreement hereunder.

Section 6.3                                    Indemnification by Seller.

If the Closing occurs, Seller agrees, for a period of six (6) months after the Effective Time, to release, indemnify, defend and hold harmless Purchaser from and against any and all suits, judgments, damages, claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees)

(a)                                 that are attributable to use, ownership or operation of the Assets attributable to periods of time prior to the Closing Date (other than relating to the obligation to properly plug and abandon wells located on the Leases) regardless of whether Purchaser was wholly or partially negligent or otherwise at fault, or

(b)                                 that arise out of any breach by Seller of any representation, warranty, covenant or agreement hereunder;

provided, however, that such indemnity, defense and hold harmless obligations shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (ii) any liability of Purchaser to Seller under the provisions of this Agreement, and (iii) any amount in excess of fifteen percent (15%) of the Purchase Price.

Section 6.4                                    Interpretation.

The provisions of each of the foregoing Sections 6.2 and 6.3 shall be interpreted as follows:

(a)                                 The indemnity provided for by each of such Sections shall extend to any loss, cost, expense, liability or damage (“Loss”) incurred or suffered by the indemnified party, including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against.  The amount of each payment claimed by an indemnified party to be owing pursuant to Section 6.2 or 6.3, together with a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed and the basis for such claimed Loss, shall be set forth by such indemnified party in a statement delivered to the indemnifying party, and shall be paid by such indemnifying party as and to the extent required herein with thirty (30) days after receipt of such statement.  The indemnifying party shall have the right to defend the indemnified party with counsel of the indemnifying party’s choice.

(b)                                 The Preliminary Purchase Price adjustment provisions for failure of title as set forth in Section 3.4 are applicable only as to failure of title for which notice has been given on or prior to the Defective Interest Notice Date, subject however to the provisions of Section 3.6.  Subject to Section 3.6, after the Defective Interest Notice Date, the only warranty of title by Seller shall be the special warranty of title by, through, and under Seller, contained in the conveyances delivered pursuant hereto, and not otherwise.

(c)                                  Except as set forth in Section 3.5, Section 8.2, Section 8.3, and Article X of this Agreement, and as may be permitted under the conveyances delivered hereunder, the remedies set forth in this Article VI shall be the sole and exclusive remedies of Seller and Purchaser for any breach of a representation, warranty or covenant, or otherwise.

Section 6.5                                      Notices.

(a)                                  Within sixty (60) days after notification to an indemnified party with respect to any claim or legal action or other matter that may or could result in a Loss for which indemnification may be sought under Article VI, but in any event in time sufficient for the indemnifying party to contest any action, claim or proceeding that has become the subject of proceedings before any court or tribunal, such indemnified party shall give written notice of such claim, legal action or other matter to the indemnifying party and, at the request of such indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the indemnifying party made within sixty (60) days after receipt of such notice, permit the indemnifying party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct, of litigation, through attorneys of the indemnifying party’s choice.  In the event of such an election by the indemnifying party,

(i)                                     any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnifying party, and

(ii)                                  the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem reasonably necessary to the proper defense of such claim, legal action, or other matter.

In the absence of such an election, the indemnified party will use its commercially reasonable efforts to defend any claim, legal action or other matter to which such other party’s indemnifications under this Article VI applies.

(b)                                 Failure to provide timely notice pursuant to subsection (a) of this Section 6.5 shall not deprive the party seeking indemnification of its right to indemnifications pursuant to this Article VI, although such party shall be liable for any damages occasioned by its delay in affording the party entitled to notice with such notice and shall not be entitled to indemnifications for any costs incurred during the period of such delay that could reasonably have been avoided by the indemnifying party if timely notice had been given.

ARTICLE VII

SELLER’S OBLIGATIONS PRIOR TO CLOSING

Section 7                                               Restrictions on Operations.

(a)                                  From the date hereof until the Closing Date, Seller shall (or, with respect to non-operated Wells, shall use its commercially reasonable efforts to cause the operator of all Wells in which it owns working interests to):

(i)                                     not abandon any Well on any Lease capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases without Purchaser’s written consent;

(ii)                                  not cause the Assets to be developed, maintained or operated in a manner materially inconsistent with prior operation;

(iii)                               not commence or agree to participate in any operation on the Assets anticipated to cost in excess of one hundred thousand and NO/100 Dollars ($100,000.00) per operation net to Seller’s interest without Purchaser’s written consent (except emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid any penalty provision of any applicable agreement or order);

(iv)                              not create any lien, security interest or other encumbrance with respect to the Assets (except for Permitted Encumbrances), or, without Purchaser’s written consent, enter into any agreement for the sale, disposition or encumbrance of any of the Assets, or dedicate, sell, encumber or dispose of any oil and gas production, except in the ordinary course of business on a contract which is terminable on not more than thirty (30) days’ notice except production sold under a contract listed on Schedule A-3;

(v)                                 not agree to any alterations in the contracts included in or relating to a material portion of the Assets or enter into any material new contracts relating to the Assets (other than contracts terminable on not more than thirty (30) days’ notice) without Purchaser’s written consent;

(vi)                              maintain in force all insurance policies covering the Assets;

(vii)                           maintain the Leases in full force and effect and comply with all express or implied covenants contained therein (provided that this covenant shall not be deemed to expand Seller’s title warranties beyond those expressly contained in this Agreement);

(viii)                        promptly furnish Purchaser with copies of all AFE’s in excess of one hundred thousand dollars ($100,000.00) received or issued by Seller prior to the Closing;

(ix)                                except for the sale of production in the ordinary course of business, not sell or transfer any portion of the Assets without the express written approval of Purchaser;

(x)                                   not elect to non-consent any AFE without Purchaser’s express written consent.

(b)                                 From and after the date of this Agreement, until Closing, Seller shall:

(i)                                     provide Purchaser with access (or, where Seller is not an operator, use its commercially reasonable efforts to arrange for access) to the Assets for inspection thereof at the sole cost, risk and expense of Purchaser;

(ii)                                  use reasonable efforts to obtain any and all necessary consents, waivers (including waiver of preferential purchase rights), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Assets other than approvals of federal lease assignments to Purchaser;

(iii)                               cause to be filed all reports required to be filed by Seller with governmental authorities relating to the Assets;

(iv)                              provide prompt notice to Purchaser of any notice received by Seller of a default, claim, obligation or suit which affects any of the Assets; and

(v)                                 notify Purchaser of any event, condition, or occurrence which results in any of the representations and warranties made herein to be untrue.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1                                      Government Reviews and Filings.

Both prior to and after the Closing, as appropriate, each of Seller and the Purchaser shall in a timely manner

(a)                                  make required filings with, prepare applications to and conduct negotiations with each governmental agency as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby, and

(b)                                 provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.

Seller shall cooperate with and assist Purchaser in pursuing such filings, applications and negotiations, and Purchaser shall cooperate with and assist Seller with respect to such filings, applications and negotiations.  Each party shall be responsible for and shall make any governmental filings occasioned by the ownership or structure of such party.

Section 8.2                                      Confidentiality.

Until completion of the Closing (and without limitation in the event Closing should not occur for any reason), except as required by law, Purchaser and its officers, agents and representatives shall continue to be bound by the Confidentiality Agreement between the parties dated September 12, 2012.

Section 8.3                                      Taxes.

(a)                                  Each party shall provide the other party with reasonable information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction.  Each party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes.  Notwithstanding anything to the contrary in this Agreement neither party shall be required at any time to disclose to the other party any tax returns or other confidential tax information.

(b)                                 Seller and Purchaser shall report the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (or any corresponding state or local income tax statute), in a manner consistent with

(i)                                     the allocations set forth on Schedule B, as adjusted pursuant to this Agreement and

(ii)                                  the requirements of such Section 1060.

(c)                                  All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Date between Seller and Purchaser.  The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period on which the Effective Time occurs.  If Seller is the owner of record on the assessment date, then Purchaser shall pay to Seller Purchaser’s pro rata portion of Property Taxes within 30 days after receipt of Seller’s invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 2.4.  If Purchaser is the owner of record as of the assessment date then Seller shall pay to Purchaser Seller’s pro rata portion of Property Taxes within 30 days after receipt of Purchaser’s invoice therefor.

(d)                                 Subject to the provisions of Section 8.3(e), Seller shall indemnify Purchaser for all liabilities that are assessed against Purchaser for foreign, federal, state, local or Indian Tribal taxes (other than income taxes) in respect of the ownership or operation of the Assets prior to the Effective Time, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Purchaser), to the extent such liabilities exceed the amounts of such taxes paid by Seller; provided that Seller shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Time that may be received by Seller or Purchaser.  Subject to the provisions of Section 8.3(e), Purchaser shall indemnify Seller for all liabilities which are assessed against Seller for foreign, federal, state, local or Indian Tribal taxes (other than income taxes), together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Time; provided, however, that such indemnity shall not apply to such taxes to the extent (but only to the extent) such taxes are included in the determination of the Final Purchase Price, and provided further, however, that Purchaser shall be entitled to all refunds or rebates of taxes attributable to the Assets on or after the Effective Time that may be received by Seller or Purchaser, except to the extent (but only to the extent) such refunds or rebates are included in the determination of the Final Purchase Price.

(e)                                  In order for Seller or Purchaser (“Claimant”) to make a claim against the other (“Indemnitor”) under this Section 8, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Section 8.3, which notice shall include the circumstances surrounding such liability.  Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within 30 days after Indemnitor receives Claimant’s notice.  Should Indemnitor fail to notify Claimant within such 30-day period, Indemnitor shall be deemed to have elected not to contest such liability.  Should Indemnitor elect (or be deemed to have elected) not to contest such liability, Indemnitor shall pay the full amount due under Section 8.3(d) in respect of such liability to Claimant in cash within 30 days after Indemnitor elects (or is deemed to have elected) not to contest such liability.  Except as specifically provided in this Section 8.3 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect.  In any administrative or legal proceeding, Indemnitor shall employ counsel selected by it and reasonably acceptable to Claimant.  With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the party having the greater ultimate liability (including liability under Section 8.3(d) for the taxes in dispute).  The party in control may not adjust, compromise, or settle taxes which are contested by or on behalf of the other party without the consent of the other party.  With respect to any liability contested by Indemnitor under the terms of this Section 8.3(d), Indemnitor shall pay the full amount due under Section 8.3(d) in respect of such liability to Claimant in cash within 30 days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction.

(f)                                    Purchaser shall pay and be liable for all sales taxes occasioned by the sale of the Assets and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles, or bills of sale.

Section 8.4                                      Receipts and Credits.

Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from and subsequent to the Effective Time, shall be the sole property and entitlement of Purchaser, and to the extent received by Seller, Seller shall within 10 business days after such receipt, fully disclose, account for and transmit same to Purchaser and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller within 10 business days.  Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same and (ii) for periods of time from and subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

Section 8.5                                      Suspense Accounts.

At the Closing, Seller agrees to transfer to Purchaser and provide information regarding all of Seller’s payable accounts holding monies in suspense attributable to the Assets.  Purchaser agrees to take and apply such monies in a manner consistent with prudent oil and gas business practices and to indemnify Seller against any claim relating to the failure to pay such funds after the Closing.

Section 8.6                                      Like-Kind Exchange.

Seller and Purchaser hereby agree that this transaction may be completed as a like-kind exchange and that each party will assist in completing the sale as a like-kind exchange.  As a like-kind exchange, Seller and Purchaser agree that Purchaser, in lieu of the purchase of the Assets from Seller for the consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose.  In the event either party assigns its rights under this Agreement pursuant to this Section 8.6, such party agrees to notify the other party in writing of such assignment at or before Closing.  If Seller assigns its rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the portion of the Estimated Final Purchase Price attributable to the Assets into a qualified escrow or qualified trust account at Closing as directed in writing.  If Purchaser assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by Purchaser’s Qualified Intermediary or Exchange Accommodation Titleholder, (ii) refund to Purchaser the Performance Deposit previously deposited by Purchaser pursuant to this Agreement upon the Qualified Intermediary’s or Exchange Accommodation Titleholder’s payment to Seller of a replacement Performance Deposit in the same amount, (iii) accept the Estimated Final Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets from the account designated by Purchaser’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (iv) at Closing, convey and assign directly to Purchaser or Purchaser’s Exchange Accommodation Titleholder (as directed in writing) the Assets which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  Seller and Purchaser acknowledge and agree that any assignment of this Agreement shall not increase the costs, expenses or liabilities of a party as a result of the other party’s assignment of this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder, shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1                                      Seller’s Conditions.

The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions.

(a)                                  All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Purchaser shall have performed and satisfied all agreements in all material respects required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

(b)                                 Seller shall have received a certificate dated as of the Closing, executed by the President or any Vice President of Purchaser, to the effect that the statements in Section 9.1(a) are true in all material respects at and as of the Closing.

(c)                                  No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this contract that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except

(i)                                     any order affecting a matter with respect to which Seller has been adequately indemnified by Purchaser or

(ii)                                  any order affecting only a portion of the Assets, which portion of the Assets could be treated as a Casualty Loss in accordance with Section 3.5.

(d)                                 Seller shall have been provided with such documentation or other assurance as Seller deems necessary that Purchaser has obtained all bonds or approvals as may be required for assigning, owning or operating the Assets and all obligations associated with the Assets; or as may be necessary to comply with Purchaser’s assumption of obligations as described in Section 6.1, hereof.

Section 9.2                                      Purchaser’s Conditions.

The obligations of Purchaser at the Closing are subject, at the option of Purchaser, to the satisfaction at or prior to the Closing of the following conditions:

(a)                                  All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and Seller shall have performed and satisfied all agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

(b)                                 Purchaser shall have received a certificate dated as of the Closing, executed by the President or any Vice President of Seller, to the effect that

(i)                                     the statements in Section 9.2(a) are true in all material respects at and as of the Closing, and

(ii)                                  the covenants and agreements contained in Article VII have been performed in all material respects.

(c)                                  No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this contract that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of closing, except

(i)                                     any order affecting a matter with respect to which Purchaser has been adequately indemnified by Seller or

(ii)                                  any order affecting only a portion of the Assets, which portion of the Assets could be treated as Casualty Loss in accordance with Section 3.5.

ARTICLE X

RIGHT OF TERMINATION AND ABANDONMENT

Section 10.1                                Termination.

This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)                                  by Seller if the conditions set forth in Section 9.1 are not satisfied or waived as of the Closing Date;

(b)                                 by Purchaser if the conditions set forth in Section 9.2 are not satisfied or waived as of the Closing Date;

(c)                                  by Seller if, through no fault of Seller, the Closing does not occur on or before December 31, 2012;

(d)                                 by Purchaser if, through no fault of Purchaser, the Closing does not occur on or before December 31, 2012;

(e)                                  by either party as provided in Section 3.7; or

(f)                                    at any time by the mutual written agreement of Purchaser and Seller and in accordance with any other express provisions of this Agreement.

Section 10.2                                Liabilities Upon Termination.

If this Agreement is terminated pursuant to Section 10.1(a) above, or as a result of the negligence, fault or willful failure of Purchaser to perform its obligations hereunder, Seller shall be entitled to retain the Performance Deposit, plus any interest earned thereon, as liquidated damages for lost opportunities and not as a penalty.  Upon termination of this Agreement by Seller pursuant to an express right to do so set forth herein, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber and otherwise dispose of the Assets to any party without any restriction under this Agreement.  If this Agreement is terminated pursuant to Section 10.1(b), (d) or (e) above, or as a result of the negligence, fault or willful failure of Seller to perform its obligations hereunder, Seller shall return the Performance Deposit to Purchaser plus any interest earned thereon.  In no event shall either party ever be entitled to specific performance, or consequential or speculative damages including, without limitation, lost profits.

ARTICLE XI

CLOSING MATTERS

Section 11.1                                Time and Place of Closing.

(a)                                  The purchase by Purchaser and the sale by Seller of the Assets, as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller.  The time of the Closing shall be at 10:00 a.m., local time, on November 16, 2012.

(b)                                 The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 11.2                                Closing Obligations.

At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                  Seller shall execute, acknowledge and deliver to Purchaser

(i)                                     a General Assignment and Bill of Sale of the Assets in the form of Schedule F-1 attached hereto,

(ii)                                  assignments, bills of sale and conveyances (in sufficient counterparts to facilitate recording) substantially in the form of Schedule F-2 (the “Conveyance”) together with any transfer forms to be filed with governmental and tribal agencies conveying the Leases and Wells effective as of the Effective Time to Purchaser,

(iii)                               if requested by Purchaser, letters in lieu of transfer orders in a form acceptable to both parties, and

(iv)                              deeds, assignments, bills of sale and any other specialized instruments of transfer necessary to convey to or perfect in Purchaser the Assets other than the Leases and Wells;

(b)                                 Seller and Purchaser shall execute and deliver a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared by Seller that shall set forth the Estimated Final Purchase Price together with the calculations of all adjustments using for such adjustments the best information available;

(c)                                  Purchaser shall deliver to Seller the Estimated Final Purchase Price by wire transfer in immediately available funds;

(d)                                 Seller shall deliver to Purchaser possession of the Assets;

(e)                                  Seller shall deliver to the Purchaser the certificate referred to in Section 9.2(b).

(f)                                    Purchaser shall deliver to Seller the certificate referred to in Section 9.1(b).

(g)                                 Purchaser shall assume the obligation to disburse all royalty, overriding royalty and other payments due under or with respect to the Leases to the extent Seller was responsible for such payments prior to the Closing.

(h)                                 Seller and Purchaser shall execute and deliver all other documents or agreements called for herein.

ARTICLE XII

POST-CLOSING OBLIGATIONS

Section 12.1                                Post-Closing Adjustments.

As soon as practicable after the Closing, but in no event later than one hundred eighty (180) days thereafter, Seller shall prepare and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments and the resulting Final Purchase Price.  Seller shall make its workpapers and other information available to Purchaser to review in order to confirm the adjustments shown on Seller’s draft.  As soon as practicable after receipt of the Final Settlement Statement, but in no event later than sixty (60) days thereafter, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to make to the Final Settlement Statement.  Any failure by Purchaser to deliver to Seller the written report detailing Purchaser’s proposed changes to the Final Settlement Statement within sixty (60) days following Purchaser’s receipt of the Final Settlement Statement shall be deemed an acceptance by Purchaser of the Final Settlement Statement as submitted by Seller.  The parties shall agree with respect to the changes proposed by Purchaser, if any, no later than sixty (60) days after Seller receives from Purchaser the written report described above containing Purchaser’s proposed changes.  If the Purchaser and the Seller cannot then agree upon the Final Settlement Statement, the determination of the amount of the Final Settlement Statement shall be submitted to a mutually agreed firm of independent public accountants (the “Accounting Firm”).  The determination by the Accounting Firm shall be conclusive and binding on the parties hereto and shall be enforceable against any party hereto in any court of competent jurisdiction.  Any costs and expenses incurred by the Accounting Firm pursuant to this Section 12.1 shall be borne by the Seller and the Purchaser equally.  The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date.”  In the event

(a)                                  the Final Purchase Price is more than the Estimated Final Purchase Price, Purchaser shall pay to Seller the amount of such difference, or

(b)                                 the Final Purchase Price is less than the Estimated Final Purchase Price, Seller shall pay to Purchaser the amount of such difference,

in either event by wire transfer in immediately available funds.  Payment by Purchaser or Seller, as the case may be, shall be within five (5) days of the Final Settlement Date.

Section 12.2                                Files and Records.

Within thirty (30) business days following the Closing Date, Seller shall deliver to Purchaser at Purchaser’s expense the Records, to the extent not previously delivered.  For a period of seven (7) years after the Closing Date, Purchaser shall maintain the Records, and Seller shall have access thereto during normal business hours upon advance written notice to Purchaser to audit the same in connection with federal, state or local regulatory or tax matters, resolution of existing disputes or contract compliance matters affecting Seller.

Section 12.3                                Further Assurances.

From time to time after Closing, Seller and Purchaser shall execute, acknowledge and deliver to the other such further instruments, and take such other action as may be reasonably requested in order more effectively to assure to said party all of the respective properties, rights, titles, interests and estates, benefits and obligations intended to be assigned and delivered in consummation of the transactions contemplated by this Agreement.

ARTICLE XIII

ENVIRONMENTAL MATTERS

Section 13.1                                Purchaser Acknowledgment Concerning Possible Contamination of the Assets.

Purchaser is aware that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally-occurring radioactive materials (“NORM”).  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Assets.  Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Assets.

Purchaser will assume liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and NORM from the Assets and associated activities regardless of when such substances attached or were discharged and will conduct these activities in accordance with applicable federal, state, and local laws, including statutes, regulations, orders, ordinances, and common law, currently enacted or enacted in the future and relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas (“Environmental Laws”).

Section 13.2                                Adverse Environmental Conditions.

(a)                                  Purchaser will have until 5 Business Days before the Closing to notify Seller of any material adverse environmental condition of the Assets that Purchaser finds unacceptable and provide evidence of the condition to Seller.  An environmental condition is a material adverse environmental condition (“Condition”) only if all the following criteria are met:

(i)                                     The environmental condition is required to be remediated at the Effective Time under the Environmental Laws in effect at the Effective Time.

(ii)                                  The total of the cost to remediate each environmental condition identified by Purchaser to levels required by the Environmental Laws in effect at the Effective Time is reasonably estimated to be more than fifty thousand dollars ($50,000) (net to Seller’s interest).  Environmental conditions may not be aggregated by type or category among more than one well or facility or location for purposes of meeting this de minimis threshold of $50,000.

(iii)                               The environmental condition was not disclosed on Schedule G.

(b)                                 Seller will have until two (2) days before the Closing Date if it determines that a Condition may exist with respect to an Asset, to elect any of the following:

(i)                                     adjust the Allocated Value for an Asset by a mutually acceptable amount reflecting Seller’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Asset and adjust the Purchase Price in accordance with Section 2.4 (b)(viii),

(ii)                                  remove the affected Asset from this Agreement and adjust the Purchase Price by the Allocated Value for the affected Asset in accordance with Section 2.4 (b)(viii);

(iii)                               remedy, or agree to remedy, the Condition as provided below in Section 13.3;

(iv)                              indemnify the Purchaser for the Condition not to exceed the Allocated Value of the property; or

(v)                                 terminate this Agreement.

(c)                                  If Seller and Purchaser agree to an adjustment under subsection (b) (i), the adjustment will be the cost to remediate the Condition, but only to the level required by the Environmental Laws in effect at the Effective Time, not to exceed the Allocated Value of the property, but only to the extent that the total value of all Conditions exceeds one and one-half percent (1.5%) of the Preliminary Purchase Price.

Section 13.3                                Remediation.

If Seller agrees with Purchaser to remediate a Condition or is required by a governmental or regulatory agency to remediate a Condition, the following will govern the remediation:

(a)                                  Seller will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Condition or remediation.  Purchaser may not make any independent contacts with any agency, authority, or other third party with respect to the Condition or remediation and will keep all information regarding the Condition and remediation confidential, except in each instance to the extent required by applicable law.

(b)                                 Seller will remediate the Condition to the level agreed upon by Seller and Purchaser, but in no event will Seller be required to remediate the Condition beyond the level required by the Environmental Laws in effect on the Effective Time.  If the remediation is not complete prior to Closing, at its sole option, Seller may require Purchaser to remit at Closing the Allocated Value for the Asset without adjustment for the Condition and deposit the amount representing the estimated remediation cost into an escrow account for these purposes.  If the actual cost to remediate exceeds the escrowed amount, Purchaser will pay the additional costs to remediate the Condition to Seller within five (5) days following completion of the remediation.

(c)                                  Purchaser will grant and warrant access to the Assets after Closing to Seller, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

(d)                                 Purchaser will use its commercially reasonable efforts not to interfere with Seller’s ingress and egress or assessment or remediation activities.  Seller will make reasonable efforts to perform the work so as to minimize disruption to Purchaser’s business activities and to the Assets.

(e)                                  Seller will continue remediation of the Condition until the first of the following occurs:

(i)                                     the appropriate governmental authorities provide written notice to Seller or Purchaser that no further remediation of the Conditions is required; or

(ii)                                  Seller and Purchaser, both acting reasonably, agree that the Condition has been remediated to the level required by the Environmental Laws.

Upon the occurrence of either (i) or (ii) above, Seller will notify Purchaser that remediation of the Condition is complete and provide a copy of the notification described in subsection (i) above, if applicable.  Upon delivery of Seller’s notice, Seller will be released from all liability and have no further obligations under any provisions of this Agreement in connection with a Condition.

(f)                                    Until Seller completes remediation of a Condition, Seller and Purchaser will each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the Assets.

(g)                                 If Seller undertakes remediation as to any Asset in which Seller’s ownership was less than 100%, Seller will invoice Purchaser monthly for the amount owed by such other working interest owners for their share of the remediation expenses until the remediation is completed and Purchaser will in turn bill the other working interest owners.  Regardless of whether Purchaser recoups any amount from the other working interest owners, Purchaser will refund to Seller, within sixty (60) days, the amount of each such Seller invoice.

(h)                                 If Seller will assess or remediate the Assets after Closing the Assignment and Bill of Sale or other recordable instrument (as agreed by the Parties) will restate the rights and obligations of this section.

Section 13.4                                Disposal of Materials, Substances, and Wastes; Compliance with Law.

Except as provided for in Section 13.3, above, Purchaser will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Assets (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations.  Purchaser will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite.  When any lease terminates, an interest in which has been assigned under this Agreement, Purchaser will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Assets affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Assets.

ARTICLE XIV

MISCELLANEOUS

Section 14.1                                Notices.

All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered or if mailed by registered or certified mail, postage prepaid, or if sent by overnight courier service, charges prepaid, or if sent by telecopy or facsimile machine or other electronic communication device shall be deemed received on the date on which such notice is received by the addressee as evidenced by the confirmation of receipt of the applicable delivery mode, addressed to the party being notified as set forth below.  Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.  Notices to Seller and Purchaser shall be made at the addresses set forth below:

(a)                                  If to Seller, to:

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, CO  80202

FAX:  (303) 812-1445

ATTN:  General Counsel

(b)                                 If to Purchaser, to:

Texas Petroleum Investment Company

5850 San Felipe, Suite 250

Houston, TX 77057

FAX:  713-782-2086

ATTN: Land Manager

All notices shall be deemed given at the time of receipt by the party to which such notice is addressed.

Section 14.2                                Binding Effect.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 14.3                                Counterparts.

This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

Section 14.4                                Expenses.

All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances and the Schedules hereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, engineers, accountants and financial advisors employed by Seller shall be borne solely and entirely by Seller; and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 14.5                                Section Headings.

The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 14.6                                Entire Agreement.

This Agreement, the documents to be executed hereunder, and the Schedules attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.  All of the Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

Section 14.7                                Conditions.

The inclusion in this Agreement of conditions to Seller’s and Purchaser’s obligations at Closing shall not, in and of itself, constitute a covenant of either Seller or Purchaser to satisfy the conditions to the other party’s obligations at Closing.

Section 14.8                                Governing Law.

THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED.  THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS AND THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS SHALL BE THE SOLE VENUE FOR THE RESOLUTION OF ANY DISPUTES ARISING HEREUNDER.

Section 14.9                                Assignment.

Neither Party may assign all or any portion of its respective rights or delegate any portion of its respective duties hereunder without the prior written consent of the other Party.

Section 14.10                          Public Announcements.

Prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and attempt to obtain approval of the other party or parties hereto to the text of a public announcement or statement to be made solely by Seller or Purchaser, as the case may be; provided, however, if Seller or Purchaser is required by law to make such public announcement or statement, then the same may be made without the approval of the other party; provided further, however, neither party may identify the other party by name in any such announcement or statement or filing with the Securities and Exchange Commission without the other party’s prior written consent.

Section 14.11                          Notices After Closing.

Each of the parties hereto shall notify the others of its receipt, after the Closing Date, of any instrument, notification or other documents affecting the Assets while owned by such other party or parties.

Section 14.12                          Waiver of Compliance with Bulk Transfer Laws.

Purchaser waives compliance with any applicable bulk transfer laws relating to the transactions contemplated by this Agreement.

Section 14.13                          Waiver.

The parties agree that to the extent required by applicable law, rule or order to be operative the disclaimers of certain warranties contained in this Section and in the conveyancing documents to be delivered pursuant to this Agreement are “conspicuous” disclaimers for the purposes of any such applicable law, rule or order.  SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING:

(a)                                  ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY;

(b)                                 ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;

(c)                                  ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(d)                                 ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND

(e)                                  ANY CLAIM BY PURCHASER FOR DAMAGE BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY PURCHASER THAT SAID PERSONAL PROPERTY, FIXTURES, EQUIPMENT, AND ITEMS ARE BEING CONVEYED TO PURCHASER “AS IS”, “WHERE IS”, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT PURCHASER WILL MAKE, PRIOR TO CLOSING, SUCH INSPECTIONS THEREOF AS PURCHASER DEEMS APPROPRIATE.

Except as otherwise expressly set forth herein, Seller also expressly disclaims and negates any implied or express warranty as to the accuracy of any of the information furnished with respect to the existence or extent of reserves or the value of the Assets based thereon or the condition or state of repair of any of the Assets (it being understood that all estimates of quantities of oil and gas reserves on which Purchaser has relied or is relying have been derived by individual evaluation of Purchaser).  Purchaser EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (the “Deceptive Trade Practices Act”).

SELLER:                                                                                                                          FOREST OIL CORPORATION

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	President

PURCHASER:                                                                                            TEXAS PETROLEUM INVESTMENT COMPANY

By:	/s/William H. Crawford
Name	William H. Crawford
Title	Co-Owner/Secretary